Exhibit 23.2

Consent of Ryder Scott Company, L.P.
We hereby consent to the incorporation by reference in this Form S-8 prepared by PetroQuest Energy, Inc. (the “Company”) of information contained in our report dated February 13, 2012, relating to certain estimated quantities of the Company’s proved reserves of oil and gas, future net income and discounted future net income, effective December 31, 2011.

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.
TBPE Firm License No. F-1580

Houston, Texas
November 13, 2012

2893652v3